Exhibit 14(c)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 28, 2025, with respect to the financial statements and financial highlights of abrdn National Municipal Income Fund, incorporated herein by reference, and to the reference to our firm under the heading “Financial Highlights” in the joint proxy statement/prospectus.

/s/ KPMG LLP

Columbus, Ohio
January 27, 2026